EXHIBIT 99.1
COMMONWEALTH EDISON COMPANY
Commonwealth Edison Company and Subsidiary Companies
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months
	Ended March 31,
(in millions)	2006	2005

Operating revenues
Operating revenues	$1,423	$1,383
Operating revenues from affiliates	3	3

Total operating revenues	1,426	1,386

Operating expenses
Purchased power	91	67
Purchased power from affiliate	771	753
Operating and maintenance	164	159
Operating and maintenance from affiliates	52	44
Depreciation and amortization	98	97
Taxes other than income	81	78

Total operating expenses	1,257	1,198

Operating income	169	188

Other income and deductions
Interest expense	(56)	(49)
Interest expense to affiliates	(20)	(25)
Equity in losses of unconsolidated affiliates	(3)	(4)
Interest income from affiliates	—	2
Other, net	1	4

Total other income and deductions	(78)	(72)

Income before income taxes	91	116
Income taxes	37	46

Net income	54	70

Other comprehensive loss, net of income taxes
Change in unrealized loss on cash-flow hedges	—	(2)

Other comprehensive loss	—	(2)

Comprehensive income	$54	$68

See the Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2006	2005

Cash flows from operating activities
Net income	$54	$70
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation, amortization and accretion	98	97
Deferred income taxes and amortization of investment tax credits	(8)	257
Provision for uncollectible accounts	4	6
Equity in losses of unconsolidated affiliates	3	4
Other non-cash operating activities	11	11
Changes in assets and liabilities
Accounts receivable	58	18
Inventories	(3)	(1)
Other current assets	(7)	(4)
Accounts payable, accrued expenses and other current liabilities	(25)	(43)
Changes in receivables and payables to affiliates	27	47
Income taxes	59	(211)
Net realized and unrealized mark-to-market and hedging transactions	10	—
Pension and non-pension postretirement benefits obligation	17	(785)
Other noncurrent assets and liabilities	(1)	(9)

Net cash flows provided by (used in) operating activities	297	(543)

Cash flows from investing activities
Capital expenditures	(234)	(184)
Changes in Exelon intercompany money pool contributions	—	207
Change in restricted cash	(2)	(2)

Net cash flows provided by (used in) investing activities	(236)	21

Cash flows from financing activities
Changes in short-term debt	(151)	—
Issuance of long-term debt	320	91
Retirement of long-term debt	—	(91)
Retirement of Exelon intercompany money pool borrowings	(140)	—
Retirement of long-term debt to ComEd Transitional Funding Trust	(89)	(97)
Dividends paid on common stock	—	(138)
Contributions from parent	—	834
Other financing activities	(3)	(2)

Net cash flows provided by (used in) financing activities	(63)	597

Increase (decrease) in cash and cash equivalents	(2)	75

Cash and cash equivalents at beginning of period	38	30

Cash and cash equivalents at end of period	$36	$105

See the Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in millions)	2006	2005

Assets
Current assets
Cash and cash equivalents	$36	$38
Restricted cash	2	—
Accounts receivable, net
Customer	717	806
Other	43	46
Inventories, at average cost	53	50
Deferred income taxes	15	13
Receivables from affiliates	15	37
Other	41	34

Total current assets	922	1,024

Property, plant and equipment, net	10,054	9,906
Deferred debits and other assets
Investments	42	41
Investments in affiliates	31	34
Goodwill	3,475	3,475
Receivables from affiliates	1,530	1,447
Prepaid pension asset	932	938
Other	352	346

Total deferred debits and other assets	6,362	6,281

Total assets	$17,338	$17,211

See the Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in millions)	2006	2005

Liabilities and shareholders’ equity
Current liabilities
Long-term debt due within one year	$328	$328
Long-term debt to ComEd Transitional Funding Trust due within one year	306	307
Accounts payable	206	223
Accrued expenses	432	417
Payables to affiliates	284	278
Commercial paper	308	459
Borrowing from Exelon intercompany money pool	—	140
Customer deposits	114	110
Other	60	46

Total current liabilities	2,038	2,308

Long-term debt	2,822	2,500
Long-term debt to ComEd Transitional Funding Trust	592	680
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes	2,143	2,147
Unamortized investment tax credits	42	43
Asset retirement obligations	153	151
Non-pension postretirement benefits obligation	186	175
Regulatory liabilities	2,268	2,170
Other	282	280

Total deferred credits and other liabilities	5,074	4,966

Total liabilities	10,887	10,815

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,890	4,890
Retained deficit	(26)	(81)
Accumulated other comprehensive loss	(1)	(1)

Total shareholders’ equity	6,451	6,396

Total liabilities and shareholders’ equity	$17,338	$17,211

See the Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Consolidated Statement of Changes in Shareholders’ Equity
(Unaudited)

					Accumulated
		Other	Retained	Retained	Other	Total
	Common	Paid-In	Earnings Un-	Earnings	Comprehensive	Shareholders’
(in millions)	Stock	Capital	appropriated	Appropriated	Loss	Equity

Balance, December 31, 2005	$1,588	$4,890	$(1,180)	$1,099	$(1)	$6,396
Net income	—	—	54	—	—	54
Appropriation of Retained Earnings for future dividends	—	—	(54)	55	—	1
Other comprehensive income, net of income taxes of $0	—	—	—	—	—	—

Balance, March 31, 2006	$1,588	$4,890	$(1,180)	$1,154	$(1)	$6,451

See the Notes to Consolidated Financial Statements

Commonwealth Edison Company and Subsidiary Companies
Notes to Consolidated Financial Statements
(Dollars in millions unless otherwise noted)
1. Basis of Presentation
     Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago (Chicago), an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.7 million customers.
     ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns 99.9% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc.
     The accompanying consolidated financial statements as of March 31, 2006 and 2005 and for the three months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2005 Consolidated Balance Sheet was taken from audited financial statements. These Notes to Consolidated Financial Statements do not include all disclosures required by GAAP. Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or shareholders’ equity. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2005 Annual Report on Form 10-K.
2. New Accounting Pronouncements
     SFAS No. 123-R. Exelon grants stock-based awards through its Long-Term Incentive Plans (LTIPs), which primarily include stock options and performance share awards. ComEd participates in Exelon’s stock-based compensation plans. Prior to January 1, 2006, Exelon accounted for these stock-based awards under the intrinsic value method of Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). This method under APB No. 25 resulted in no expense being recorded for stock option grants in 2005. On January 1, 2006, Exelon adopted Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) and supersedes APB No. 25. SFAS No. 123-R requires that compensation cost relating to stock-based payment transactions be recognized in the financial statements. That cost is measured on the fair value of the equity or liability instruments issued. SFAS No. 123-R applies to all of Exelon’s outstanding unvested stock-based payment awards as of January 1, 2006 and all prospective awards using the modified prospective transition method without restatement of prior periods.
     ComEd is allocated a portion of the stock-based compensation costs incurred by Exelon. During the three months ended March 31, 2006 and 2005, ComEd had stock-based compensation expense of $10 million and $2 million, respectively.

     This note should be read in conjunction with Note 3 of the Combined Notes to the Consolidated Financial Statements included in Exelon’s Form 10-Q for the Quarterly Period Ended March 31, 2006 for more information on the Exelon stock-based compensation plans.
     SFAS No. 151. In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS No. 151), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 was effective for inventory costs incurred beginning January 1, 2006. The adoption of this standard did not have a material impact on ComEd in the first quarter of 2006.
     SFAS No. 154. In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). Previously, APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize a change in accounting principle, including a change required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior period financial statements. SFAS No. 154 was effective as of January 1, 2006 and the adoption of this standard did not have any impact on ComEd in the first quarter of 2006.
     EITF 04-13. In September 2005, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (EITF 04-13). EITF 04-13 provides guidance on whether two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction within the scope of APB No. 29, “Accounting for Nonmonetary Transactions.” In addition, EITF 04-13 indicates whether nonmonetary exchanges of inventory within the same line of business should be recognized at cost or fair value. EITF 04-13 will be effective as of April 1, 2006 for ComEd. The provisions of EITF 04-13 are applied prospectively. The impact on ComEd in periods subsequent to the effective date is dependent on transactions that could occur in future periods, and therefore cannot be determined until the transaction occurs.
     SFAS No. 155. In February 2006, the FASB issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments, amendment of FASB Statements No. 133 and 140” (SFAS No. 155). SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS No. 140). SFAS No. 155 gives entities the option of applying fair value accounting to certain hybrid financial instruments in their entirety if they contain embedded derivatives that would otherwise require bifurcation under SFAS No. 133. SFAS No. 155 will be effective for ComEd as of January 1, 2007 and ComEd is currently assessing the impact that SFAS No. 155 may have on its financial statements.
     SFAS No. 156. In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets, amendment of FASB Statement No. 140” (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and liabilities. SFAS No. 156 primarily requires companies to initially record separately recognized servicing rights at fair value, allows companies to choose between two measurement methods and provides additional disclosure requirements. SFAS No. 156 will be effective for ComEd as of January 1, 2007 and ComEd is currently assessing the impact that SFAS No. 156 may have on its financial statements.
     FSP No. FIN 46(R)-6. In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (FSP No. 46(R)-6). This pronouncement provides guidance on how a reporting enterprise should determine the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” which could impact the assessment of whether certain variable interest entities are consolidated. FSP No. 46(R)-6 will be effective for ComEd on July 1, 2006. The provisions of FSP No. 46(R)-6 are applied prospectively. The impact on ComEd in periods subsequent to the effective date is dependent on transactions that could occur in future periods, and therefore cannot be determined until the transaction occurs.
3. Regulatory Issues
     The legislatively-mandated transition and rate freeze period in Illinois will conclude on January 1, 2007. Associated with the end of this rate freeze, ComEd is engaged in various regulatory proceedings to establish rates for the post-2006 period, which are more fully described below.
     Illinois Procurement Filing. On February 25, 2005, ComEd made a filing with the Illinois Commerce Commission (ICC) to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for power costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On January 24, 2006, the ICC, by a unanimous vote, approved the tariffs which are based on a reverse-auction competitive bidding process for procurement of power by ComEd for the period commencing January 1, 2007. The auction will be administered by an independent auction manager, with oversight by the ICC staff. The first auction is scheduled to take place during the fall of 2006, at which time ComEd’s entire retail load will be up for bid. To mitigate the effects of changes in future prices, the load will be staggered in three-year contracts. The ICC determined that it will review the prudence of ComEd’s purchase of power but that compliance with the ICC-approved process will establish a presumption of prudence. ComEd, the Attorney General of Illinois, Citizens Utility Board, Cook County, Environmental Law and Policy Center and the Building Owners Management Association have filed petitions for review of portions of the order with the Illinois Appellate Court. While ComEd is generally supportive of the order in the Procurement Case, ComEd has objected to the requirement for a procurement review.
     The ICC, in its January 24, 2006 order, also ordered its staff to initiate three separate rulemakings regarding demand response programs, energy efficiency programs and renewable energy resources. ComEd intends to participate in those rulemaking proceedings.
     Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC, which seeks, among other things, to allocate the costs of delivering electricity and to adjust ComEd’s rates for delivering electricity effective January 2, 2007 (Rate Case). Several intervenors in the Rate Case, including the ICC Staff and the Illinois Attorney General, have suggested and provided testimony that ComEd’s rates for delivery services should be reduced. These proposals do not support a total rate reduction because the commodity component of ComEd’s rates will be established by the reverse-auction process in accordance with the ICC order in the Procurement Case. The results of the Rate Case are not expected to be known until at least the third quarter of 2006.

     Mitigation Proposal. To mitigate the impact on its residential customers of transitioning to the post rate freeze period, ComEd has offered to develop a “cap and deferral” proposal to ease the impact of the expected increase in rates on residential customers, which could require regulatory or legislative approval to implement. A cap and deferral proposal, generally speaking, would limit the procurement costs that ComEd could pass through to its customers for a specified period of time and allow ComEd to collect any unrecovered procurement costs, including an appropriate return, in later years. This proposal was submitted in the Rate Case and by agreement of the parties will be reviewed as part of a separate proceeding before the ICC.
     Renewable Energy Filing. On April 4, 2006, ComEd filed with the ICC a proposal to purchase and receive recovery of costs associated with purchasing the output of a portfolio of wind resources of approximately 300 MW. The filing supports the ICC’s resolution of July 19, 2005, in Docket No. 05-0437, which endorsed the governor’s proposal for a voluntary initiative in which electric suppliers would obtain resources equal to 2% of electricity sold to Illinois retail customers from renewable energy resources by 2007 and gradually increasing to a target of 8% by 2013. Additionally, the filing expresses ComEd’s support of the renewable, efficiency and demand response rulemaking proceedings ordered by the ICC in the Procurement Case. ComEd will file additional renewable energy, demand response and energy efficiency components sometime in the future, pending outcomes in those rulemakings.
     Rate Freeze Extension Proposal. On February 24, 2006, House Bill 5766 was introduced in the Illinois General Assembly and was referred to the Rules Committee. To date, no further action has been taken related to House Bill 5766. If passed, this bill would result in the extension of the rate freeze in Illinois until at least 2010. In order for the bill to become law, it must be approved by both the Illinois House and the Senate, and signed by the Governor. ComEd believes the proposed legislation, if enacted into law, would have serious detrimental effects on Illinois, ComEd, and consumers of electricity. ComEd believes the proposed rate freeze extension, if enacted into law, will violate Federal law and the U.S. Constitution, and ComEd is prepared to challenge the rate freeze legislation in court. Due to the serious impact this proposed legislation would have, ComEd and others are vigorously opposing this legislative initiative. If enacted, this legislation would have adverse liquidity consequences for ComEd and could require ComEd to cease applying SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS No. 71) which covers the accounting for the effects of rate regulation and which would require Exelon and ComEd to eliminate the financial statement effects of regulation for the portion of ComEd’s business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd has recorded on its Consolidated Balance Sheets through the recording of a one-time extraordinary item on its Consolidated Statements of Income and Comprehensive Income, which could be material.
     Post 2006 Summary. ComEd cannot predict the results of the Rate Case before the ICC or whether the Illinois General Assembly might take action that could have a material impact on the outcome of the regulatory process. However, if the price which ComEd is ultimately allowed to bill to customers for energy beginning in 2007 is below ComEd’s cost to procure and deliver electricity, ComEd expects that it will suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings, loss of ComEd’s investment grade credit ratings, limited or lost access to credit markets to finance operations and capital investment, and loss of capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the nearer term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible.

Finally, if ComEd’s ability to recover its costs from customers through rates is significantly impacted, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71.
     Through and Out Rates / SECA. In November 2004, the Federal Energy Regulatory Commission (FERC) issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of through and out (T&O) rates for transmission service scheduled out of, or across, its transmission system and ending within pre-expansion territories of PJM Interconnection, LLC (PJM) or Midwest Independent System Operators (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as Seams Elimination Charge/Cost Adjustment/Assignment (SECA), were collected from load-serving entities within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits it receives from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd recorded approximately $49 million of SECA collections net of SECA charges, including $5 million in 2006. As a result of recent events related to disputes over the methodology of computing SECA amounts, during the first quarter of 2006, ComEd increased its previously-recorded reserves for amounts to be refunded. Management of ComEd believes that appropriate reserves have been established in the event that SECA collections are required to be refunded. As the ultimate outcome of the proceeding establishing SECA rates is uncertain, the result of this proceeding may have a significant effect on ComEd’s financial condition, results of operations and cash flows.
4. Goodwill
     As of March 31, 2006 and December 31, 2005, ComEd had goodwill of approximately $3.5 billion. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd will perform its annual goodwill impairment assessment in the fourth quarter of 2006.
5. Debt and Credit Agreements
     Commercial Paper. ComEd meets its short-term liquidity requirements primarily through the issuance of commercial paper. ComEd had $308 million and $459 million of commercial paper outstanding at March 31, 2006 and December 31, 2005, respectively.
     Credit Facilities. The Exelon unsecured revolving credit facility agreement was amended on February 22, 2006 to remove ComEd as a borrower and to remove provisions that would treat ComEd as a significant subsidiary of Exelon for purposes of its covenants and defaults under the credit agreements. See Note 8 of ComEd’s 2005 Annual Report on Form 10-K for further information regarding this credit facility.
     On February 22, 2006, ComEd entered into a $1 billion senior secured three-year revolving credit agreement. The credit agreement is secured by First Mortgage Bonds of ComEd in the principal amount of approximately $1 billion. First Mortgage Bonds are a first mortgage lien on ComEd’s utility assets (other than expressly excepted property). ComEd may use this credit facility for general corporate purposes, including meeting short-term funding requirements and the issuance of letters of credit.

     Issuance of Long-Term Debt. During the three months ended March 31, 2006, the following long-term debt was issued:

	Interest
Type	Rate	Maturity	Amount

First Mortgage Bonds	5.90%	March 15, 2036	$325	(a)

(a)	Excludes unamortized bond discounts.
     During the three months ended March 31, 2006 and 2005, ComEd made scheduled payments of $89 million and $97 million, respectively, related to its obligation to the ComEd Transitional Funding Trust.
6. Severance Benefits
     ComEd provides severance and health and welfare benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service with Exelon and compensation level. ComEd accounts for its ongoing severance plans in accordance with FASB Statement No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43,” and FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and accrues amounts associated with severance benefits that are considered probable and that can be reasonably estimated.
     The following tables present total salary continuance severance costs (benefits), recorded as operating and maintenance expense, for the three months ended March 31, 2006 and 2005:

Salary Continuance Severance

Expense (income) recorded for the three months ended March 31, 2006	$(1)
Expense (income) recorded for the three months ended March 31, 2005	$(1)

     The following table presents the activity of the salary continuance severance obligations from January 1, 2006 through March 31, 2006:

Salary Continuance Obligations

Balance at January 1, 2006	$8
Severance (benefits) charges recorded	(1)
Cash payments	(1)

Balance at March 31, 2006	$6

7. Retirement Benefits
     Exelon sponsors defined benefit pension plans and postretirement welfare benefit plans for essentially all ComEd employees. Substantially all non-union employees and electing union employees hired on or after January 1, 2001 participate in Exelon-sponsored cash balance pension plans. Substantially all non-union employees hired prior to January 1, 2001 were offered a choice to remain in Exelon’s traditional pension plan or transfer to a cash balance pension plan for management employees. The costs of providing benefits under these plans are dependent on historical information, such as employee age, length of service and level of compensation, and the actual rate of return on plan assets, in addition to assumptions about the future, including the expected rate of return on plan assets, the discount rate applied to benefit obligations, rate of compensation increase and the anticipated rate of increase in health care costs.
     The prepaid pension asset and non-pension postretirement benefits obligation on ComEd’s Consolidated Balance Sheets reflect ComEd’s obligations from and to the plan sponsor, Exelon. Employee-related assets and liabilities, including both pension and FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions”, postretirement welfare assets and liabilities, were allocated by Exelon to its subsidiaries based on the number of active employees as of January 1, 2001 as part of Exelon’s corporate restructuring. Exelon allocates the components of pension and postretirement expense to the participating employers based upon several factors, including the percentage of active employees in each participating unit.
     The following table presents the allocation to ComEd of Exelon’s pension and postretirement benefit costs during the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,
	2006	2005

Pension and Postretirement Benefit Costs (a)	$19	$19

(a)	Includes capitalized costs and operating and maintenance expense.
     ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. ComEd’s matching contribution to the savings plans was $4 million during each of the three months ended March 31, 2006 and 2005.
8. Income Taxes
     ComEd’s effective income tax rate varied from the U.S. Federal statutory rate principally due to the following:

	Three Months
	Ended March 31,
	2006	2005

U.S. Federal statutory rate	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.8	4.8
Amortization of regulatory asset	0.7	0.7
Nontaxable postretirement benefits	(0.7)	(0.6)
Amortization of investment tax credit	(0.8)	(0.7)
Other	1.7	0.5

Effective income tax rate	40.7%	39.7%

1999 Sale of Fossil Generating Assets
     ComEd has taken certain tax positions, which have been disclosed to the Internal Revenue Service (IRS), to defer the tax gain on the 1999 sale of its fossil generating assets. As of March 31, 2006 and December 31, 2005, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds as having been received in connection with an involuntary conversion is proper pursuant to applicable law. ComEd’s ability to continue to defer the remainder of this liability may depend in part on whether its tax characterization of a lease transaction

ComEd entered into in connection with the sale is proper pursuant to applicable law. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. The IRS has recently indicated its position that the ComEd lease transaction is substantially similar to a leasing transaction the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. As a result of the IRS characterization of the lease transaction as a listed transaction, it is likely to vigorously challenge the transaction and will seek to obtain information not normally requested in audits. ComEd believes its position is correct and will aggressively defend that position upon audit and any subsequent appeals or litigation. However, a successful IRS challenge to ComEd’s positions would have the impact of accelerating future income tax payments and increasing interest expense related to the deferred tax gain that becomes currently payable. As of March 31, 2006, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $952 million. If the deferral were successfully challenged by the IRS, it could negatively affect ComEd’s results of operations by as much as $142 million (after tax). ComEd’s management believes a reserve for interest has been appropriately recorded in accordance with FASB Statement No. 5, “Accounting for Contingencies” (SFAS No. 5); however, the ultimate outcome of such matter could result in unfavorable or favorable adjustments to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.
9. Asset Retirement Obligations (AROs)
          As of December 31, 2005, ComEd adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarified that a legal obligation associated with the retirement of a long-lived asset whose timing and/or method of settlement are conditional on a future event is within the scope of FASB Statement No. 143, “Accounting for Asset Retirement Obligations”. Under FIN 47, ComEd is required to record liabilities associated with its conditional AROs at their estimated fair values if those fair values can be reasonably estimated. The liabilities associated with conditional AROs will be adjusted periodically due to the passage of time, new laws and regulations, and revisions to either the timing or amount of the original estimates of undiscounted cash flows.
          The following table presents the activity of the AROs reflected on ComEd’s Consolidated Balance Sheets from January 1, 2006 to March 31, 2006:

AROs at January 1, 2006	$151
Accretion expense (a)	2

AROs at March 31, 2006	$153

(a)	The majority of the accretion is recorded as an increase to a regulatory asset based on the associated recovery mechanism
10. Commitments and Contingencies
          For information regarding contingencies and capital commitments at December 31, 2005, see Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K.
          Commercial Commitments. ComEd’s commercial commitments as of March 31, 2006, representing commitments potentially triggered by future events, did not change significantly from December 31, 2005.
          Environmental Liabilities. ComEd accrues amounts for environmental investigation and remediation costs that can be reasonably estimated, including amounts for manufactured gas plant (MGP) investigation and remediation. ComEd has identified 42 sites where former MGP activities have or may have resulted in actual site contamination. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of seven sites Of the remaining sites identified by ComEd, 22 sites are currently under some degree of active study and/or remediation.
     ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor on an interim basis pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. ComEd’s accrual for these environmental liabilities is based on ComEd’s estimate of its 50% share of costs under the interim agreement with Nicor. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. Although ComEd believes that the arbitration proceedings will not result in an allocation of costs materially different from ComEd’s current estimate of its aggregate remediation costs for MGP sites, the outcome of the arbitration proceedings is not certain and could result in a material increase or decrease of ComEd’s estimate of its share of the aggregate remediation costs.
     See Note 14 — Supplemental Financial Information for further information regarding regulatory assets and liabilities. As of March 31, 2006 and December 31, 2005, ComEd had accrued the following amounts for environmental liabilities:

		Portion of Total Related
	Total Environmental	to MGP Investigation
	Investigation and Remediation Reserve	and Remediation (a)

March 31, 2006	$53	$46
December 31, 2005	$54	$48

(a)	Discounted.
     ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.
     Leases. ComEd’s lease commitments as of March 31, 2006 did not change significantly from December 31, 2005. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for information regarding leases.
     Litigation
     Rate Case. As part of its current rate case, ComEd has requested recovery of amounts, which have previously been recorded as expense. Specifically, ComEd has requested recovery through rates of approximately $100 million (pre-tax) related to losses on extinguishment of long-term debt as part of ComEd’s 2004 Accelerated Liability Management Plan. Additionally, ComEd is seeking a new rider to recover environmental clean up costs that will occur after the regulatory transition period is over. These amounts are currently included in ComEd’s liability for environmental investigation and remediation costs, which totaled $53 million as of March 31, 2006. As discussed in Note 3 – Regulatory Issues, ComEd anticipates receiving a final order associated with the rate case during the third quarter of 2006. If the order affirms these requests, ComEd will recognize a one-time benefit to reverse these prior charges.

     ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on the financial condition, results of operations or cash flows of ComEd.
     Income Taxes
     Refund Claims. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. As of March 31, 2006, ComEd had outstanding refundable prepayments to the tax consultants of $7 million. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash outflows to ComEd related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO / Unicom Merger, would be recorded as a reduction of goodwill under the provisions of EITF Issue 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). Exelon cannot predict the timing of the final resolution of these refund claims.
     Other Refund Claims. ComEd has filed several tax refund claims with Federal and state taxing authorities. ComEd is unable to estimate the ultimate outcome of these refund claims and will account for any amount received in the period the matters are settled with the Federal and state taxing authorities. To the extent ComEd is successful on any of its refund claims a portion of the tax and interest benefit may be recorded to goodwill under the provisions of EITF 93-7.
     Other. ComEd has taken certain tax positions, which have been disclosed to the IRS to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 8 – Income Taxes for further information.
11. Supplemental Financial Information
     Supplemental Income Statement Information. The following table provides additional information regarding the components of other, net within the Consolidated Statements of Income and Comprehensive Income of ComEd for the three months ended March 31, 2006 and 2005:

	Three Months Ended
	March 31,
	2006	2005

Investment income	$—	$1
Gain on disposition of assets and investments, net	—	3
AFUDC, equity	—	1
Other	1	(1)

Other, net	$1	$4

     For the three months ended March 31, 2006 and 2005, utility taxes of $62 million and $63 million, respectively, are included in revenues and expenses.
     Supplemental Balance Sheet Information. The following tables provide additional information regarding the regulatory assets and liabilities of ComEd:

	March 31,	December 31,
	2006	2005

Regulatory assets (liabilities):
Nuclear decommissioning	$(1,516)	$(1,435)
Removal costs	(1,025)	(1,015)
Reacquired debt costs and interest-rate swap settlements	102	107
Conditional asset retirement obligations	93	91
Recoverable transition costs	40	43
Deferred income taxes	8	8
Other	30	31

Total net regulatory liabilities	$(2,268)	$(2,170)

     The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005

Property, plant and equipment:
Accumulated depreciation	$1,285	$1,253
Accounts receivable:
Allowance for uncollectible accounts	$19	$20

12. Related-Party Transactions
     The financial statements of ComEd include related-party balances and transactions with unconsolidated affiliates as presented in the tables below:

	Three Months Ended
	March 31,
	2006	2005

Operating revenues from affiliates
ComEd Transitional Funding Trust	$1	$1
Interest expense to affiliates
ComEd Transitional Funding Trust	14	19
ComEd Financing II	3	3
ComEd Financing III	3	3
Equity in earnings (losses) of unconsolidated affiliates
ComEd Funding LLC	(3)	(4)

	March 31,	December 31,
	2006	2005

Receivables from affiliates (current)
ComEd Transitional Funding Trust	$15	$14
Investment in affiliates
ComEd Funding LLC	15	18
ComEd Financing II	10	10
ComEd Financing III	6	6
Receivable from affiliates (noncurrent)
ComEd Transitional Funding Trust	13	12
Payables to affiliates (current)
ComEd Financing II	3	6
ComEd Financing III	—	4
Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	898	987
ComEd Financing II	155	155
ComEd Financing III	206	206

     In addition to the transactions described above, ComEd’s financial statements include related-party balances and transactions as presented in the tables below:

	Three Months Ended
	March 31,
	2006	2005

Operating revenues from affiliates
Exelon Generation Company, LLC (Generation) (a)	$2	$2
Purchased power from affiliate
PPA with Generation (b)	771	753
Operations and maintenance from affiliates
Exelon Business Services Company (BSC)(c)	52	44
Interest income from affiliates
Exelon intercompany money pool (d)	—	2
Capitalized costs
BSC (c)	17	14
Cash dividends paid to parent	—	138

	March 31,	December 31,
	2006	2005

Receivables from affiliates (current)
Other	$—	$23
Receivables from affiliates (noncurrent)
Generation (e)	1,517	1,435
Payables to affiliates (current)
Generation decommissioning (f)	11	11
Generation (a),( b)	251	242
BSC (c)	19	14
Borrowings from Exelon intercompany money pool (d)	—	140

(a)	ComEd provides retail electric and ancillary services to Generation.

(b)	ComEd has entered into a full-requirements purchase power agreement (PPA), as amended, with Generation. See Note 17 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for more information regarding the PPA.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd participated in Exelon’s intercompany money pool, whereby ComEd earned interest on its contributions to the money pool and paid interest on its borrowings from the money pool at a market rate of interest. As of January 10, 2006, ComEd suspended participation in the money pool and on February 22, 2006, entered into a $1 billion senior secured three year revolving credit agreement among a group of lenders. See Note 7 — Debt and Credit Agreements for additional information

(e)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers. See Note 11 of ComEd’s Notes to Consolidated Financial Statements within ComEd’s 2005 Annual Report on Form 10-K for additional information.

(f)	ComEd has a short-term payable to Generation, primarily representing ComEd’s legal requirements to remit collections of nuclear decommissioning costs from its customers to Generation.

13. Derivative Financial Instruments
     Interest-Rate Swaps. The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At March 31, 2006, ComEd did not have any fair-value hedges or cash-flow interest-rate hedges outstanding. At December 31, 2005, ComEd had $240 million of notional amounts of interest-rate swaps outstanding that were settled on January 17, 2006 for a net cash payment of $1 million.
     Fair-Value Hedges. ComEd utilizes fixed-to-floating interest-rate swaps from time to time as a means to achieve its targeted level of variable-rate debt as a percent of total debt. At March 31, 2006, ComEd did not have any notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133) and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying transaction remains probable, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During the three months ended March 31, 2006 and 2005, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.
     Cash-Flow Hedges. ComEd utilizes interest rate derivatives from time to time to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in accumulated other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At March 31, 2006, ComEd did not have any notional amounts of cash-flow hedges outstanding. During the three months ended March 31, 2006 and 2005, ComEd did not reclassify any amounts from accumulated other comprehensive income (OCI) into earnings as a result of ineffectiveness.
     Energy-Related Derivatives ComEd has one wholesale contract accounted for as a derivative under SFAS No. 133. This contract, which previously qualified for the normal purchase and normal sales exception pursuant to SFAS No. 133, has been recorded at fair value beginning in the first quarter of 2006 since the exception is no longer applicable. As of March 31, 2006, the fair value of this contract was $10 million, which was recorded on ComEd’s Consolidated Balance Sheet. The related mark-to-market loss was recorded in operating revenues within ComEd’s Consolidated Statement of Income and Comprehensive Income. This contract expires in December 2007.
     At March 31, 2006 ComEd had net liabilities of $10 million on its Consolidated Balance Sheet for the fair value of energy derivatives. The following table provides a summary of the fair value balances recorded by ComEd as of March 31, 2006:

Current liabilities	$(6)
Noncurrent liabilities	(4)

Total mark-to-market energy contract liabilities	$(10)

     Changes in the fair value of these derivative contracts are recognized in current earnings. For the three months ended March 31, 2006 and 2005, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains and total mark-to-market gains (losses) (before income taxes) relating to mark-to-market activity of certain non-trading purchase power and sale contracts pursuant to SFAS No. 133. There was no mark-to-market activity for the three months ended March 31, 2005. Mark-to-market activity on non-trading purchase power and sale contracts are reported in fuel and purchased power.

Three Months Ended March 31, 2006

Unrealized mark-to-market gains (losses)	$(10)
Realized mark-to-market gains	—

Total net mark-to-market gains (losses)	$(10)